Exhibit 99.1

For Further Information Contact:

Tony Deasey Celsion Corporation 410-290-5390 tony@celsion.com	General Info: Marilynn Meek Financial Relations Board 212-827-3773 mmeek@financialrelationsboard.com Investor Info: Susan Garland 212-827-3775 sgarland@financialrelationsboard.com

Celsion Announces Boston Scientific Exercises Its Option to Purchase Prolieve® Assets

Celsion’s Board of Directors recommends that its stockholders approve the purchase of Prolieve assets by Boston Scientific

Columbia, MD – April 18, 2007: CELSION CORPORATION (AMEX: CLN) today announced that it has entered into an Asset Purchase Agreement under which Boston Scientific Corporation (NYSE:BSX) will purchase the Company’s Prolieve assets for $60 million, subject to reduction under certain circumstances. The Asset Purchase Agreement contains customary terms and conditions, including approval by Celsion’s stockholders.

The Asset Purchase Agreement is different in certain key aspects from the Transaction Agreement entered into between Celsion and Boston Scientific on January 20, 2003, as amended on August 7, 2005. In particular, instead of paying $60 million for the Prolieve assets on the date of closing, Boston Scientific will pay $30 million at closing, $15 million on the first anniversary of the closing and up to $15 million on the second anniversary of the closing. The $30 million payable at closing will be reduced by approximately $17 million, representing the principal and accrued interest due on three promissory notes previously issued by Celsion to Boston Scientific. The Asset Purchase Agreement also contains customary indemnification provisions, including for breaches of representations, warranties and covenants contained in the Asset Purchase Agreement.

Stockholders will be asked to approve the transaction at the Company’s annual meeting of stockholders currently scheduled for June 13, 2007.

“We are pleased that Boston Scientific has decided to exercise its option to purchase our Prolieve assets earlier than required, well in advance of the expiration of the option, under its original agreement with Celsion,” said Michael H. Tardugno, Celsion’s President and Chief Executive Officer. “The sale of the Prolieve assets will complete Celsion’s transition to an oncology focused drug company, enabling us to fully focus our resources on the development of our lead drug ThermoDox™. The installment based payout will provide immediate non-dilutive funding sufficient for us to initiate and make substantial progress with our lead Phase III and II clinical trials for primary liver and recurrent chest wall breast cancers, respectively.”

Mr. Tardugno went on to say, “We believe the Company’s heat activated liposome technology platform holds great promise of future value creation for our stockholders. The gain generated by the asset sale will result in a significant increase in stockholder equity and put us on schedule to fully comply with the AMEX listing criteria within the time frame agreed upon with the exchange.”

Additional Information about the Asset Sale and Where to Find It

In connection with the proposed asset sale, Celsion is filing a proxy statement with the Securities and Exchange Commission soliciting, in part, the vote of its stockholders regarding the proposed asset sale. Investors and security holders are urged to read the proxy statement because it will contain important information about the proposed transaction. Investors and security holders may obtain a free copy of the definitive proxy statement, and other documents filed by Celsion with the Securities and Exchange Commission at www.sec.gov. The definitive proxy statement and other relevant documents may also be obtained free of charge from Celsion by directing such request to the company at 10220-L Old Columbia Road, Columbia, Maryland 21046, Attention: Tony Deasey. Investors and security holders are urged to read the proxy statement and other relevant material when they become available before making any voting decisions with respect to the asset sale.

Celsion and its respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Celsion in connection with the transaction. Information about Celsion and its respective directors and executive officers is set forth in the proxy statement and in its Annual Reports on Form 10-K, which can be found at www.sec.gov. Additional information regarding the interests of those persons may be obtained by reading the proxy statement when it becomes available.

About Celsion: Celsion is dedicated to the development and commercialization of oncology drugs including tumor-targeting treatments using focused heat energy in combination with heat activated drug delivery systems.

Celsion has research, license or commercialization agreements with leading institutions such as the National Institutes of Health, Duke University Medical Center, Massachusetts Institute of Technology, Harbor UCLA Medical Center, Montefiore Medical Center and Memorial Sloan-Kettering Cancer Center in New York City, Roswell Park Cancer Institute in Buffalo, New York, and Duke University.

Celsion has also developed a microwave based system, the Prolieve Thermodilatation® system, for the treatment of benign prostatic hyperplasia which is marketed in the United States under an exclusive distribution agreement with Boston Scientific Corporation. For more information on Celsion, visit our website: http://www.celsion.com.

Celsion wishes to inform readers that forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, unforeseen changes in the course of research and development activities and in clinical trials by others; possible acquisitions of other technologies, assets or businesses; possible actions by customers, suppliers, competitors, regulatory authorities; and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

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